ALCANTARA BRANDS (ACBR)- Announces Execution of Definitive Agreement with Loreto SAC

Las Vegas, Nevada – Alcantara Brands, (OTCBB:ACBR) announced today that it has executed a definitive agreement with Loreto SAC (“Loreto”), a Peruvian corporation to Merge into Alcantara Brands as a wholly owned subsidiary.

The Merger with Loreto, will provide Alcantara Brands with the ownership of 100% of Loreto, a privately-held Peruvian company that owns and has access to large tracts of forest land, located in Peru, with high inventories of hard and medium-hard wood trees that are in high demand in China and other markets. Loreto has received government approval to operate a 24,000 acre, 40-year-renewable forest land concession in Peru.

Under the terms of the Definitive Agreement, Alcantara Brands will, at closing, issue three million shares of its common stock, in exchange for 100% of Loreto.

Carlos Alcantara, spokesman for, and the founder of Alcantara Brands, indicated that, “the acquisition of Loreto was the result of the company’s relational contacts in Peru and upon completion of the Merger, will acquire the rights to various wood purchase orders from Chinese customers totaling in excess of $10 Million in lumber orders for delivery in the second half of 2009.”

Alcantara Brands cautions investors in acquiring stock in the company as the result of the above transactions, as the definitive agreement contains material conditions yet to be completed, such as the completion of audited financial statements of Loreto.

Forward-Looking Statement: The statements in this press release regarding any implied or perceived benefits from the Merger with Loreto SAC and, plans to own and operate lumber concessions and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, our ability to complete the Merger, the continued ownership and operation of lumber concessions, production of lumber for shipment, costs of operations, delays, and any other difficulties related to the production and exportation of lumber, continued maintenance of the operating business, price of lumber, marketing and sales of lumber, risks and effects of legal and administrative proceedings and governmental regulation, especially in a foreign country, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents we file from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:
     Carlos Alcantara – Alcantara Brands
     (702) 425-5758